EXHIBIT 10.1

On January 1, 2005, Harry I. Freund, Chairman of PubliCARD, Inc. (the “Company”), and Jay S. Goldsmith, Vice Chairman of the Company, resigned their officer positions with the Company. Mr. Freund and Mr. Goldsmith remain as Chairman and Vice Chairman of the Board of Directors of the Company, respectively. From October 1998 through December 2004, Mr. Freund and Mr. Goldsmith received compensation in respect of their officer positions as Chairman and Vice Chairman of the Company, respectively. For the year ended December 31, 2004, annual compensation in such capacity was $150,000 each. Pursuant to informal arrangements with the Company, effective January 1, 2005, Mr. Freund and Mr. Goldsmith each began to receive annual compensation at the rate of $100,000 per year as Chairman and Vice Chairman of the Board of Directors, respectively, and for providing certain services as described below. These arrangements have indefinite terms and are terminable at any time by either party.

Mr. Freund and Mr. Goldsmith provide advice and counsel to the Company on a variety of strategic and financial matters, including business acquisitions and divestitures, raising capital and shareholder relations. Mr. Freund and Mr. Goldsmith do not render any services in connection with the day-to-day operations of the Company. Services are provided on a less than full time basis, with the amount of time varying depending on the activities in which the Company is engaged from time to time. The arrangements with the Company do not provide for a minimum amount of time to be spent on Company matters by Messrs. Freund and Goldsmith.

Through September 30, 2000, directors who were not officers of the Company were paid $2,500 per month for services as directors and, in addition, $750 per day for each meeting of the board or of shareholders that they attended without regard to the number of meetings attended each day. Effective October 1, 2000, the monthly retainer and per diem fees were suspended. Effective May 1, 2005, the Company reinstituted compensation for non-employee directors, excluding the Chairman and Vice Chairman of the Board of Directors, at the rate of $2,000 per month.

On May 17, 2005, the Directors Compensation Committee recommended, and the Board of Directors approved, the compensation for non-employee directors, including such amounts received by Mr. Freund and Mr. Goldsmith.